Exhibit 99.1
NEWS RELEASE
Basic Earth Begins Drilling Its Antenna Federal Property in Colorado
Denver, Colorado, September 21, 2007 — Basic Earth Science Systems, Inc. (Basic or the Company) (BSIC.OB) reported that, along with its partner, it has commenced drilling operations on the USA #32-36 on its Antenna-Federal property in Weld County, Colorado. This is the first well of an expected sixteen well continuous drilling program that will last until mid-January 2008. While the majority of wells will be drilled to the Codell formation, at least four wells will be drilled to the deeper J-Sand formation. The opportunity to drill these wells is the result of a Colorado Oil & Gas Conservation Commission ruling that allows increased density in this area. Drilled between existing producing wells, or down spaced, the dry hole risk is substantially lower than a new exploration well. Basic is expected to have a 15 percent working interest in the Codell wells and a 30% to 60% working interest in J-Sand production (depending on actual well location). The Company expects to spend $1.7 million for its share of the cost of drilling and completing these wells. Kerr-McGee Oil & Gas Onshore, LP will be the Operator of the project.
“After years of delays, with continually changing partners, it is exciting to finally commence these wells,” said Ray Singleton, president of Basic. “This effort represents not only the largest number of wells Basic has ever undertaken in a single, continuous drilling project, but also the largest dollar expenditure on a single project in the history of the Company. And, with an extremely low probability of a dry hole, we view this as an extremely low risk project that could have a strong, favorable impact on the Company’s financial results. If these wells perform as expected, we anticipate increasing our proved producing reserves by 12-1/2 percent and adding $1 million to our cash flow the first year from this project alone.”
“On other fronts, all our other previously disclosed efforts are progressing on schedule. As always, we not only continue to search for new strategic opportunities, but also those that will have an immediate impact to Basic’s profitability.”
Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Basic’s web site is at www.basicearth.net where additional information about the Company can be accessed.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarters ended June 30, 2007, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.